Exhibit 10.67

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by CTC Media, Inc., a Delaware corporation (the “Company”), and Boris Podolsky (the “Executive”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company.

In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.                                       Term of Employment.  The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, effective on December 10, 2007 (the “Commencement Date”).  The Executive’s employment shall continue until it is terminated in accordance with the provisions of Section 4.

2.                                       Title; Capacity.

a)                                      The Executive shall serve as Chief Financial Officer and his job duties shall include managing the finance function of the Company and each of its subsidiaries, including, without limitation, the preparation of management accounts, U.S. GAAP financial statements and tax filings, and the Company’s SEC periodic reports; reporting to the Company’s audit committee; working with the Company’s external auditors to ensure the delivery of timely audit reports; supervising and assessing the Company’s internal control procedures; supervising financial due diligence reviews of the proposed acquisition targets and managing investor relations.  The Executive agrees to perform such other duties and responsibilities as the Company’s Chief Executive Officer or his designee shall from time to time reasonably assign to him.

b)                                     The Executive shall be based at the Company’s headquarters in Moscow, Russia or such other location as the Company and the Executive shall mutually agree.

c)                                      The Executive shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Company’s Chief Executive Officer or his designee or the Company’s Board of Directors (the “Board”).

d)                                     The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during his employment with the Company and shall not engage in any other business activities without the prior written approval of the Chief Executive Officer.  The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

3.                                       Compensation and Benefits.

a)                                      Base Salary.  The Company shall pay the Executive, in regular installments in accordance with the Company’s standard payroll practices, an annual base salary of RUR 9,625,000 (the “Base Salary”), less all applicable Russian taxes and withholdings.  From January 1, 2009, such salary may be adjusted from time to time in accordance with normal business practice and upon mutual agreement of the parties.

b)                                     Discretionary Bonus.  Beginning with the 2008 financial year, the Executive shall be eligible for an annual discretionary target award of up to 60% of the Base Salary, less all applicable Russian taxes and withholdings, subject to the reasonable discretion of the Board or a committee thereof (which may include the Board or a committee thereof setting performance targets the achievement thereof being the criteria for determining whether the Executive shall be entitled to such award).  Whether such performance targets, if any, have been achieved will be decided by the Board or a committee thereof in its reasonable discretion.   In any event, the Executive must be an active employee of the Company on the date the bonus for any fiscal year is distributed in order to be eligible for a bonus award.

c)                                      Fringe Benefits.   The Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Executive’s position, tenure, salary, age, health and other qualifications make him eligible to participate.

d)                                     Reimbursement of Expenses.  The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.

e)                                      Vacation. The Executive shall be eligible to accrue a maximum of 20 business days of paid vacation per calendar year, subject to proration to the Commencement Date and to be taken at such times as may be approved by and in the sole discretion of the Company.  Such vacation days shall accrue at the rate of 1.667 days per month.

f)                                        Stock Option.  The Company shall grant to the Executive an option (the “Option”) under the terms and conditions set forth in Exhibit A hereto.

g)                                     Transportation.  The Company shall provide the Executive with the exclusive use of a luxury class sedan car such as a Volvo S80 or the reasonable equivalent  thereof (which shall remain the property of the Company) and a driver during the term of the Executive’s employment with the Company.   The Company shall be responsible for insurance, maintenance and fuel expenses related to the car.

h)                                     Personal assistant.  The Company shall provide the Executive with a personal assistant who shall work exclusively for the Executive.  Such personal assistant shall be fluent in English.

i)                                         Mobile phone.  The Company shall provide the Executive with a mobile phone and shall pay the line rental and service fees and the cost of any business-related calls.

j)                                         Equipment.  The Company shall consider on a case-by-case basis the Executive’s reasonable requests for home office equipment (such as a laptop computer, printer and/or fax machine) and, to the extent the Company believes the Executive’s service to the Company requires the use of such items, it shall provide them to the Executive (but, at all times, such items shall remain the property of the Company).

k)                                      Indemnification Agreement.  The Company shall enter into an officer indemnification agreement with the Executive in the form of Exhibit B hereto (the “Indemnification Agreement”).

4.                                       Employment Termination.  The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

a)                                      At the election of the Company, for Cause, immediately upon written notice by the Company to the Executive.  For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon: (i) a good faith finding by the Company that (A) the Executive has failed to adequately perform the material aspects of his  assigned duties for the Company in a manner that materially and adversely affects the Company, after written notice of such failure of such duties and a reasonable opportunity to correct such failure, or (B) the Executive has engaged in dishonesty, gross negligence or intentional misconduct that materially and adversely affects the Company; (ii) the Executive’s conviction of, or the entry of a pleading of guilty or nolo contendere by the Executive, to any crime involving moral turpitude or any felony; (iii) the Executive’s material breach of Section 6 or 7 hereof if such breach is caused by the Executive’s intentional misconduct or gross negligence; or (iv) the Executive’s intentional violation of Company policy in a manner that materially and adversely affects the Company, after written notice of such violation and a reasonable opportunity to correct such failure.

b)                                     At the election of the Company, without Cause, upon not less than six months’ prior written notice of termination.

c)                                      At the election of the Executive upon not less than six months’ prior written notice of resignation.

d)                                     Upon the death or disability of the Executive.  As used in this Agreement, the term “disability” shall mean the inability of the Executive, due to a physical or mental disability, for a period of seventy-five (75) business days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement.  A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

5.                                       Effect of Termination.

a)                                      In the event the Executive’s employment is terminated for Cause pursuant to Section 4(a), or at the election of either party pursuant to Sections 4(b) or 4(c), the Company shall pay to the Executive the compensation and benefits otherwise payable to the Executive under Section 3 through the last day of the Executive’s actual employment by the Company.

b)                                     If the Executive’s employment is terminated by death or because of disability pursuant to Section 4(d), the Company shall pay to the Executive or the Executive’s estate, as the case may be, the compensation which would otherwise be payable to Executive under Section 3 up to the end of a one month period after which the termination of the Executive’s employment occurs because of death or disability.

6.                                       Non-Competition and Non-Solicitation.

a)                                      During the term of the Executive’s employment and for a period of one (1) year with respect to subclause (i) below, and for a period of two (2) years with respect to subclause (ii) and (iii) below, after the termination of such employment, the Executive will not directly or indirectly:

i)                                         as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of television broadcasting in Russia or any other country in which the Company or any of its subsidiaries (collectively, the “Group”) is then operating or in which it has undertaken material preparations to begin operating; or

ii)                                      recruit, solicit or induce, or attempt to induce, any employee or employees of the Group to terminate their employment with, or otherwise cease their relationship with, the Group; or

iii)                                   solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the current or prospective business partners, advertisers or affiliate stations of the Group with whom the Executive had significant contact while employed by the Company.

(b)                                 If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(c)                                  The Executive acknowledges and agrees that the restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Group and are considered by the Executive to be reasonable for such purpose.  The Executive agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

d)                                     The provisions of Section 6 survive the termination of the Executive’s employment and the termination of this Agreement.

7.                                       Proprietary Information.

a)                                      The Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Group’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Group.  By way of illustration, but not limitation, Proprietary Information may include business processes, methods and techniques; planned programming schedules; material terms of contracts, research data, personnel data, computer programs and supplier lists.  The Executive shall not disclose any Proprietary Information to others outside the Group or use the same for any unauthorized purposes without written approval of the Chief Executive Officer or the Board, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Executive.

(b)                                 The Executive agrees that all files, letters, memoranda, reports, records, data, notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Group to be used by the Executive only in the performance of his duties for the Group.

(c)                                  The Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of business partners of the Group or other third parties who may have disclosed or entrusted the same to the Group or to the Executive in the course of the Group’s business.

d)                                     The provisions of Section 7 survive the termination of the Executive’s employment and the termination of this Agreement.

8.                                       No Restrictions On Employment.  The Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  The Executive further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

9.                                       Notices.  All notices required or permitted under this Agreement shall be in writing in English and shall be deemed to have been duly given when delivered either in person and shall be deemed effective upon personal delivery or upon sending by a reputable overnight courier service, addressed to the other party at the address shown on the signature page hereto, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9.

10.                                 Entire Agreement.  This Agreement, together with the Option and the Indemnification Agreement, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

11.                                 Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Chief Executive Officer or the Board and the Executive.

12.                                 Governing Law, Forum and Jurisdiction.  This Agreement shall be governed by and construed under and in accordance with the laws of the State of Delaware.  Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Delaware (or, if appropriate, a federal court located within Delaware), and the Company and the Executive each consents to the exclusive jurisdiction of such a court.

13.                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

14.                                 Acknowledgment.  The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney of his own choosing.  The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

15.                                 No Waiver.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

16.                                 Validity/Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

17.                                 Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth below.

CTC MEDIA, INC.

Dated:	February 27, 2008	/s/ Alexander Rodnyansky
		By:	Alexander Rodnyansky
Chief Executive Officer

		Address:	15A Pravda Street
Moscow 125124
Russia

BORIS PODOLSKY

Dated:	February 27, 2008	/s/ Boris Podolsky